Hecht & Associates, P.C.
Attorneys at Law
60 East 42nd Street, Suite 5101
New York, NY 10165
(212) 490-3232
Fax: (212) 490-3263
WWW.SECURITIESCOUNSELORS.COM
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Email: CHECHT@SECURITIESCOUNSELORS.COM
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Charles J. Hecht
Perry J. Nagle (Of Counsel)


May 23, 2002

Securities and Exchange Commission
Division of Corporation Finance
Office of Small Business Review
450 Fifth Street, NW - Room 3112
Washington, DC 20549

Re: Valesc Inc.

Dear Sir/Madam:

We have acted as counsel to Valesc Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,251,928 shares of the Company's common stock, par value $.0001 per share (the "Shares"), issued by the Company to the selling securityholders named in the Registration Statement as follows:

(i) 797,948 Shares issued to certain investors in the Company (the "Investor Shares"); and

(ii) 454,000 Shares issuable upon exercise of warrants to purchase shares of the Company's common stock (the "Investor Warrants") issued to certain warrant investors named in the Registration Statement in connection with Debenture and Warrant Purchase Agreements.

In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including but not limited to the Debenture and Warrant Purchase Agreements, the Investor Warrants, the Registration Statement (including all exhibits thereto) and copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement.



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In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that:

(1) The Shares, when issued pursuant to the Debenture and Warrant Purchase Agreement and Investor Warrants, are validly authorized and, when (a) the pertinent provisions of the Securities Act and such "blue sky" and securities laws as may be applicable have been complied with and (b) such Shares have been duly delivered against payment therefor, such Shares will be validly issued, fully paid and nonassessable.

(2) The Investor Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

Very truly yours,


/s/ CHARLES J. HECHT
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Charles J. Hecht






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